UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

175 Jackson Avenue North, Suite 102, Minneapolis, MN	55343-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)	On March 27, 2018, Appliance Recycling Centers of America, Inc. (the “Company”) received a letter (“Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the closing bid price for its Common Stock has been below $1.00 per share, it no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). Based on the closing bid price of the Company’s Common Stock for the 30 consecutive business days prior to the date of Nasdaq’s letter, the Company does not meet the Minimum Bid Price Requirement.

The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Capital Market. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until September 24, 2018, to regain compliance with the Minimum Bid Price Requirement. The Notice further provides that, if at any time before September 24, 2018, the closing bid price of the Common Stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation stating that the Company has achieved compliance with the Minimum Bid Price Requirement.

The Notice also provides that, if the Company does not regain compliance with the Minimum Bid Price Requirement by September 24, 2018, it may be eligible for additional time. To qualify for additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the Company meets these requirements, it will be granted an additional compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s Common Stock will be subject to delisting. The Company would have the right to appeal a determination to delist its Common Stock, and the Common Stock would remain listed on The Nasdaq Capital Market until the completion of the appeal process.

The Company intends to actively monitor the bid price for its Common Stock between now and September 24, 2018, and will consider available options to regain compliance with the Minimum Bid Price Requirement.

Item 4.01. Change in Registrant’s Certifying Accountant.

On March 22, 2018, the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company determined to dismiss Weinberg & Company, P.A. (“Weinberg”), the Company’s independent registered public accounting firm. The Company dismissed Weinberg on March 22, 2018.

Weinberg did not audit nor provide an opinion on any of the Company’s financial statements. During the Company’s two most recent fiscal years ended December 30, 2017 and December 31, 2016, and for the subsequent interim period through March 22, 2018, the Company had no “disagreements” (as described in Item 304 (a)(1)(iv) of Regulation S-K) with Weinberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weinberg, would have caused it to make reference in connection with its opinion to the subject matter of the disagreements. During the Company’s two most recent fiscal years ended December 30, 2017 and December 31, 2016, and for the subsequent interim period through March 22, 2018, there was no “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Weinberg with a copy of the disclosures it is making in this Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) and requested that Weinberg furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K. A copy of that letter, dated March 26, 2018, is filed as Exhibit 16.1 to this report.

On March 23, 2018, the Audit Committee approved the appointment of SingerLewak LLP (“SingerLewak”) as the Company’s new independent registered public accounting firm, effective upon the execution of an engagement letter between the Company and SingerLewak.

During the Company’s two most recent fiscal years ended December 30, 2017 and December 31, 2016 and for the subsequent interim period through the date of filing this Current Report on Form 8-K neither the Company, nor anyone on behalf of the Company consulted with SingerLewak regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

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Item 9.01. Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

16.1	Letter of Weinberg & Company, P. A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: March 28, 2018	/s/ Tony Isaac
Tony Isaac Chief Executive Officer

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